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                                                                   EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective as of February 27, 2002 ("Effective Date") between W-H Energy Services Inc., a Texas corporation (hereinafter called the "Company" or "W-H") and Stuart J. Ford ("Employee").

         WHEREAS, the parties hereto desire to enter into a contract to provide for the employment of Employee by the Company;

         NOW, THEREFORE, the parties hereto mutually agree as follows:

         1. The Company hereby employs the Employee and the Employee hereby agrees to serve the Company as Vice President and Intellectual Property Counsel or in such other capacity as may be mutually agreed. Employee agrees to devote his full time, energy and ability to his duties hereunder, except for incidental attention to the management of his personal investments.

         2. The employment of the Employee shall continue from the Effective Date for a period ending in four (4) years and shall be automatically renewed for an additional four (4) year term expiring on February 27, 2010, unless the Company notifies Employee in writing on or before December 27, 2005, of the Company's election not to renew this Agreement, or unless Employee notifies the Company in writing on or before December 27, 2005, of Employee's election not to renew this Agreement.

         3. The Company shall pay to the Employee during his first two years of his employment, a salary at the annual rate of $175,000 payable in accordance with the Company's usual payroll practices plus an automobile allowance. Employee's annual salary shall be increased to $205,000 at the beginning of his third year of employment. Employee's salary will also be reviewed every two years by the W-H Compensation Committee for possible further increases based on Employee's performance. Employee shall also be entitled to receive incentive compensation during his term of employment as determined by the W-H Compensation Committee, and during his first year of employment such incentive compensation shall not be less than 50% of his base compensation for that first year. W-H shall furnish Employee with all the fringe benefits made available by W-H to the executive officers of W-H and its subsidiaries, recognizing that such fringe benefits may change from time to time.

         4. In the event of Employee's death or permanent disability, which disability in the opinion of a physician selected by the Company renders him incapable of performing the services contemplated under this Agreement, while in the employ of the Company, in addition to the other provisions of this Employment Agreement, the Company shall pay to Employee or the Estate of Employee, as the case may be, the base compensation which would otherwise be payable to Employee hereunder for a period of six (6) months after such permanent disability or death occurs. The Employee


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is entitled to obtain a second opinion, at the Company's cost, regarding his disability. If the physician chosen by the Employee disagrees with the Company physician, the Parties will obtain the opinion of a physician mutually agreeable to the first two physicians, whose opinion will decide whether the Employee is totally disabled and unable to perform under this Employment Agreement.

         5. In the event Employee voluntarily terminates his employment hereunder, Employee shall be entitled to receive only his base salary to the date of such termination.

         6. Except as provided in paragraph 7 hereunder, in the event Employee's employment hereunder is terminated by the Company, Employee shall be entitled to receive his base salary only for two (2) years following the effective date of such termination.

         7. In the event of termination of Employee's employment hereunder for cause, Employee shall be entitled to receive only his base salary to the date of such termination. Events that shall be deemed as cause for the termination of this Agreement by the Company shall include the following:

         (a) Demonstrable dishonesty by Employee, or misappropriation of funds or property of the Company by Employee;

         (b) Demonstrable willful breach by Employee of his duties hereunder; or

         (c) Conduct on the part of Employee which would be materially adverse to the interest of the Company.

         8. Employee acknowledges that during the term of employment with the Company, he will be made aware of certain confidential business information, trade secrets, innovations and inventions, expertise and know-how, customer information, client confidences, privileged information, and other non-public information concerning the business of Company and its affiliates ("Confidential Information"). Employee further acknowledges that, as a licensed attorney, certain obligations of confidentiality and loyalty to Company are placed upon him by law, including (but not limited to) applicable rules of professional responsibility and privilege.

         (a) Employee hereby agrees that, for the term of employment and thereafter, he will maintain the confidentiality of Confidential Information according to the nondisclosure obligations and duties placed on Employee by law. Employee further agrees that, for the term of employment and thereafter, he will not make personal or non-Company use of, any Confidential Information. These obligations of nondisclosure shall not apply to information which: (a) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (b) is henceforth lawfully acquired by Employee from any third party not bound,


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                  to the actual knowledge of Employee, by an obligation of
                  confidence to the Company; (c) whose protected status as privileged information is disclosed by the Company, or persons acting for the Company, such that any applicable privileges are waived; or (d) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by Employee, provided that Employee has notified Company of such imminent disclosure and cooperates with Company in the event that Company elects to contest and avoid such disclosure.

         (b) Upon termination or expiration of this Agreement, Employee represents and warrants that, except with the permission of the Company, he will return to the Company, and will not keep in his possession, all documents, drawings, computer files or any other information in tangible form, whether confidential or not, concerning the business or operations of the Company or its affiliated companies.

         (c) Upon termination of this Agreement, Employee represents and warrants that except as required by judicial, legislative or administrative process or governmental rule or regulation, he will refrain from making public or private comments about or relating to Company or its employees or affiliates, where such comments are derogatory or defamatory, or may tend to injure in business, public or private affairs, regardless of whether the same relate to matters of fact or to matters of personal opinion.

         9. Nothing in this Agreement shall be construed to prevent or restrain Employee from practicing law upon termination or expiration of this Agreement for any reason; provided, however, that Employee shall, for the term of employment and thereafter, avoid conflicts of interest with the Company and its affiliates according to the obligations and duties of loyalty to Company placed upon Employee by law. Employee shall further promptly disclose to a fellow officer of the Company any facts or circumstances which might involve or cause an actual conflict of interest, or the appearance of one.

         10. With respect to this Section 10, "Company Works" shall mean any and all inventions, discoveries, innovations, improvements, software, designs, mask works, works of authorship or other creations of any kind ("collectively "Creations") conceived, identified, discovered or created by Employee during the term of employment (whether or not "on the job" or "on Company time"), in whole or in part, and whether alone or in collaboration with any other person(s) inside or outside the Company, where such Creations are in any way, directly or indirectly, related to the business of Company or any of its affiliates. Company Works shall further include, without limitation: (1) all intangible and intellectual property rights embodied therein; (2) all rights of privacy, performance rights, rights of publicity, rights of attribution and integrity, and other moral rights embodied therein or associated therewith; (3) all rights of priority thereto; and (4) all rights to apply for statutory protection thereof and to sue for relief of infringement thereof.


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         (a)      Employee acknowledges that the conception, identification, discovery or creation of Company Works from time to time is within the scope of his duties of employment with the Company.

         (b) Employee agrees that sole and exclusive ownership in Company Works, insofar as Employee's entire interest is concerned, shall vest automatically in Company from the moment of conception, identification, discovery or creation thereof. In order to fully perfect Company's exclusive ownership in Company Works, Employee hereby assigns all of Employee's right, title and interest in Company Works to Company. Employee shall at all times assist Company, at Company's expense, in making, executing and delivering all application papers, assignments or instruments, and shall perform or cause to be performed such other lawful acts, as Company may deem necessary or desirable (1) to evidence Company's full and exclusive title as set forth in this Section 10, and (2) to file for, prosecute, maintain, defend and enforce patents and other statutory rights and registrations on Company Works throughout the world.

         (c) Employee agrees that all copyrightable works included in Company Works shall be deemed to be "Works made for hire."

         (d) Employee shall immediately disclose to Company all Company Works upon first conception, identification, discovery or creation thereof. Such disclosure shall be on a confidential basis according to procedures designated by Company.

         (e) Employee shall not henceforth challenge, oppose or otherwise contest the validity or good standing of any item of Company Works, and, in the case of patents or patent applications included in Company Works, will not (1) oppose or seek re-examination of such patents or patent applications, or (2) file prior art against such patents or patent applications under the provisions Chapters 30 and 31 of Title 35, United States Code, or under analogous laws in other jurisdictions.

         11.      With regard to Sections 8 through 10:

         (a) Employee's obligations in Sections 8 through 10 shall be deemed cumulative of any other related obligations between Employee and Company that may co-exist as of the Effective Date.

         (b) If Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 8 through 10, the Company shall have the following rights and remedies, each of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:


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                  (i)      Specific Performance. The right and remedy to have
                           the provisions of Sections 8 through 10 specifically enforced by any court having jurisdiction, and Employee hereby consents that temporary or permanent injunctive relief may be granted, all without the need to post a bond or any other security or to prove actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will in all likelihood cause immediate and irreparable injury to the Company for which monetary damages would not provide an adequate remedy; and

                  (ii) Accounting and Indemnification. The right and remedy to require Employee (1) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the provisions of Sections 8 through 10; and (2) to indemnify the Company against any other losses, damages, costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of or relate to any such breach or threatened breach of the provisions of Sections 8 through 10.

         12. During the term of this Agreement, Employee shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred on behalf of the Company by reason of his employment.

         13. The rights and benefits of Employee under this Agreement being personal to Employee, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Company. Company, however, may assign this Agreement, in which case this Agreement shall be binding upon any such assigns or successors of Company.

         14. This Agreement shall be deemed to have been executed in, governed by and construed in accordance with the laws of the State of Texas.

         15. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The provisions of Sections 6, 8 through 11, and 13 through 15 shall survive termination or expiration of this Agreement.

         16. This Agreement constitutes the entire agreement between the Company and Employee regarding the terms and conditions of Employee's employment with the Company from and after the date hereof. This Agreement supersedes any and all previous oral or written communications, representations, understandings or agreements between the Company and Employee (collectively, "Prior Agreements").


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Employee acknowledges and agrees that by executing this Agreement and in consideration of the benefits herein, Employee hereby waives and releases any and all claims to any severance or other benefits that Employee may have had under the Prior Agreements, if any.

         WITNESS THE EXECUTION HEREOF, effective as of the Effective Date.

W-H Energy Services, Inc.                Employee:


By: /s/ KENNETH T. WHITE, JR.            /s/ STUART J. FORD
    -------------------------------      ---------------------------------------

Name: Kenneth T. White, Jr.              Name: Stuart J. Ford, individually

Title: Chairman

Date of signature: February 27, 2002     Date of signature: February 27, 2002



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